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                                                                      Exhibit 10












September 30, 1997




Mr. Robert A. Calder
1707 Stony Creek Drive
Rochester, MI  48307
Dear Bob:

This letter confirms the substance of our recent conversations wherein you agreed to a mutual separation effective December 31, 1997. Rockwell International, and its successor, Meritor, (collectively as "Rockwell") agree to provide you the following:

1.   You will continue in your present position through December 31, 1997.

2. Beginning January 1, 1998 and continuing for the 27 months ending March 21, 2000, you will remain on the Rockwell payroll and be paid $21,667 per month. During this time, you will continue to earn credited service which will be used to calculate pension benefits. Your compensation checks will be mailed to your home unless you specify otherwise. Please advise us in writing if you change your address.

3. On October 1, 1997 you will receive a closure payment of $100,000. There will be no stock options granted to you associated with the spin-off.

4. You will receive ICP payments for fiscal years ending 1998 and 1999. Such payments will be made under the applicable formulas, and awards will not exceed 150% of target.

5. You will receive Long Term Incentive Plan (LTIP) payments for FY1996-98 and FY1997-99 plan years as follows:

     - FY1996-98 LTIP will be paid in cash in December, 1998, pending Board of Directors approval, based on Light Vehicle Systems performance measured against the applicable plan formulas.

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Mr. Robert A. Calder
September 30, 1997
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         FY1997-99 LTIP will be terminated and you will receive a cash payment for the FY1997 portion of this plan in January, 1998. You will also receive Meritor stock options equivalent to the remaining portion (FY 1998 and 1999), adjusted to present value, in January, 1998. These options will have a special two year cliff vesting period. Actual FY1997 performance, along with forecasted FY1998 and 1999 performance will be used to determine the overall Light Vehicle Systems performance to be measured against the applicable plan formulas.

6. You will retain your Company sponsored country club membership until such time as you relocate from the Detroit area but not later than March 31, 2000. At that time, the membership will revert back to Rockwell.

7. Your present Company vehicle may be replaced with a 1998 model which may be driven at Company expense until December 31, 1998, at which time you may purchase it at its book or wholesale value, whichever is less.

8. You will continue to be provided financial counseling assistance until March 31, 2000.

9.   Medical and dental coverage will remain in force through March 31, 2000.

10. Short and long term disability coverage will continue through December 31, 1997.

11. You will be eligible to continue to participate in the Company savings plan through March 31, 2000. If you wish to receive information concerning your options, contact the Savings Plan Administration Center at 800/269-7600.

In consideration of the above, you agree to consult with Rockwell's senior executives in areas of commercial interest to the company. Such services might include, for example, providing industry insight and knowledge or developing access to key customer executives and markets. The consultation shall be performed from time-to-time on an as needed basis at the discretion of Rockwell, which would, of course, cover the appropriate expenses involved in your travel and associated assignments. You also agree as follows:

1. You will keep confidential and not disclose to any person other than your spouse and/or your accountant or attorney the existence of this agreement, its substance or any discussions or information relating to it. If asked you will simply state that all matters have been resolved. You will not make disparaging remarks concerning the Company or its employees.


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Mr. Robert A. Calder
September 30, 1997
Page 2


     You agree to and hereby release and waive any and all claims and rights you may have or believe you may have against Rockwell, its successors, assigns, officers, directors, employees or agents relating to or arising out of your employment or your separation including any claim or right in contract, tort and based on or arising under any federal or state statutes, including the Age Discrimination in Employment Act. This agreement does not extend to your rights under any retirement benefit plan of Rockwell or other future rights.

2. Rockwell shall have the right to terminate this agreement at any time if you breach any of the obligations stated herein under this agreement.

3. You acknowledge that you have been advised to consult with an attorney prior to signing this agreement. You also acknowledge, understand and agree that this agreement is voluntarily entered into by you in consideration of the undertakings by Rockwell as set forth herein and is consistent in all respect with the discussions by Rockwell personnel with you relating to your separation.

4. This agreement is a complete and final agreement between Rockwell and you and supersedes all other offers, agreements and negotiations except for the Invention Assignment Agreement which remains in full force.

5. You understand that you have 21 days within which to consider this agreement, and that you may revoke the agreement within 7 days of signing it. However, the agreement will not become effective until the revocation period has expired.


Sincerely,

/s/ Gary Collins

Gary L. Collins
Senior Vice President
Human Resources



ACCEPTED AND AGREED TO:


/s/ Robert A. Calder
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Robert A. Calder


Date:  Oct. 1, 1997
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